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                                                                     Exhibit 3.6

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
               NETSOURCE INTERNATIONAL TELECOMMUNICATIONS, INC.

         NetSource International Telecommunications, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

                                      I.

         The amendments to the Corporation's Certificate of Incorporation set forth below were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and have been consented to in writing by at least a majority of the holders of the outstanding shares of Common Stock of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

                                      II.

         The First Article of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:

         "The name of the Corporation is NetSource Communications, Inc."

                                     III.

         The Fourth Article of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:

         "The total number of shares of Common Stock which this Corporation is authorized to issue is Twenty-Two Million (22,000,000) shares of Common Stock, $0.001 par value.

         Upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the "Effective Time"), each share of Common Stock of this Corporation issued and outstanding immediately prior to the Effective Time shall be changed and converted into ten
         (10) shares of Common Stock of this Corporation."
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         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by Edward A. Brinskele, its Chairman of the Board and Chief Executive Officer, on this _____ day of July, 1996.

                NETSOURCE INTERNATIONAL TELECOMMUNICATIONS, INC.

                By: /s/ Edward A. Brinskele
                   -------------------------
                   Edward A. Brinskele
                   Chairman of the Board and
                   Chief Executive Officer

Attest:

By:  /s/ Evan A. Kraus
   ----------------------
         Evan A. Kraus
         Secretary